Exhibit (a)(5)(ii)

FOR IMMEDIATE RELEASE:

ALPINE GLOBAL PREMIER PROPERTIES FUND ANNOUNCES EXPIRATION AND PRELIMINARY RESULTS OF CASH TENDER OFFER

Purchase, NY — June 18, 2012 — Alpine Global Premier Properties Fund (NYSE: AWP) (the “Fund”) announced today the preliminary results of its cash tender offer for up to 21,489,143 (representing approximately 20%) of its issued and outstanding common shares (the “Offer”).  The Offer expired on June 15, 2012, at 5:00 P.M., New York City time.

Based on preliminary information, approximately 26,629,764 common shares, or approximately 24.8% of the Fund’s outstanding common shares were tendered through the expiration date. This number is subject to adjustment and should not be regarded as final. Because the number of shares tendered exceeded 21,489,143, the number of shares that will be purchased by the Fund will be pro-rated based on the number of shares properly tendered by each shareholder. No more than a total of 21,489,143 properly tendered shares will be accepted for payment at a price per share equal to 95% of the Fund’s net asset value per share (“NAV”) determined as of the close of the regular trading session of the New York Stock Exchange (“NYSE”) on June 18, 2012. The final number of shares validly tendered and accepted pursuant to the tender offer will be announced at a later date.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements.  These statements are based on the current expectations and beliefs of the Fund’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this document include references to completion of the tender offer and the payment for shares related thereto.  These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance.  Results may differ due to various factors such as the possibility that shareholders may not tender their shares in the tender offer, or other conditions to completion of the tender offer are not satisfied. For further details of these risks, you should read our filings with the Securities and Exchange Commission related to the tender offer, including our Schedule TO and the documents referred to therein. Except as required by law, the Fund is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

About Alpine Global Premier Properties Fund

Alpine Global Premier Properties Fund is a diversified, closed-end management investment company that seeks total return, consisting of capital appreciation and income.  The Fund’s investment adviser is Alpine Woods Capital Investors, LLC with its principal executive offices located at 2500 Westchester Avenue, Suite 215, Purchase, New York 10577.  The Fund is a closed-end fund and does not continuously offer or redeem shares.

For additional information contact:

Marc Rappaport, Alpine Woods Capital Investors, LLC 914-251-0880